Exhibit 10.1

FIRST AMENDMENT TO LEASE

AMENDMENT TO LEASE dated September 9, 2015 by and between CEDAR BROOK 3 CORPORATE CENTER, L.P., having an office at 4A Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Landlord”); an Amicus Therapeutics, Inc. having an office at 1 Cedar Brook Drive, Cranbury, New Jersey 08512 (hereinafter called the “Tenant”).

WITNESSETH:

WHEREAS, the Tenant entered into a Lease with Landlord dated August 16, 2011 (“Lease”), in connection with office and laboratory space at 1 Cedar Brook Drive, Cranbury, New Jersey, 08512; and

WHEREAS, the parties want to modify the terms of the Lease,

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.              This Amendment shall be based upon the Building being described as containing three separate areas as follows:

•                  Area A — Existing Tenant occupancy of 73,646 square feet

•                  Area B — Warehouse expansion area of 16,354 square feet

•                  Area C — Optional future expansion area

2.              The rent structure for the existing area shall remain unchanged from those contained in the Lease for Area A, as listed below:

•                  3/1/15 – 2/29/16                                                    $19.25 per square foot

•                  3/1/16 – 2/18/17                                                    $20.50 per square foot

•                  3/1/17 – 2/28/19                                                    $20.70 per square foot

3.              Landlord shall perform investigations and work to existing Building infrastructure of Area A as outlined in Attachment A of this Amendment.

4.              Tenant shall expand into Area B in accordance with drawings to be prepared by Tenant’s design professional.  The Term of the Lease for Area B shall commence upon the issuance of a certificate of occupancy by the appropriate governmental authority and shall be ten (10) years with a Base Rent of:

•                  Years 1 – 5                                                                                   $10.50 per square foot

•                  Years 6 – 10                                                                            $12.08 per square foot

5.              Landlord shall provide construction funding of at least 25% of the cost of the buildout of Area B with the amount increasing to a maximum of 35% of the cost of the buildout of Area B at the discretion of Landlord’s lending institution.  The amount of Landlord’s financing shall be repaid by increasing the Base Rent by the use of the formula for each $40 per square foot of Landlord funding, the Base Rent shall be increased by $6.00 per square foot. The result of this calculation shall become the Rent.  At the end of the initial five year rental period, the Rent shall be increased by fifteen (15%), which amount shall then remain fixed for the next five years.

6.              Tenant shall extend the Lease term of Area A so that it is co-terminus with that of Area B.  Accordingly, the Rent for Area A for this extension shall be:

•                  3/1/2019 – 2/28/2022                                                                                                                        $20.70 per square foot

•                  3/1/22 – End of Ten year Term                                                                       $23.80 per square foot

7.              When requested by Tenant, Landlord will seek all required governmental approvals required to complete an addition onto the Building that can range in size from several thousand feet up to an estimated seventy-five (75,000 sf) thousand square feet (Area C) that will include up to 225 parking spaces.  If Landlord is unable to build the addition, as specified by Tenant, for any reason, Tenant shall have the right to terminate the lease in accordance with a termination option specified in paragraph 8, below. If Tenant exercises this option, Tenant shall pay to Landlord all unamortized brokerage commissions, if any, and construction costs.  The addition to the Building, depending upon final size, could be single story, two stories or three stories. Landlord shall provide at its cost all exterior walls, finished roofing, concrete floor, elevator (if required), underground sanitary main, main electric service, fire sprinkler mains, and reconfigured parking area as required for Area C.  Landlord shall use its best efforts to complete the buildout with minimal disruption to Tenant’s ongoing operations.

Tenant will be required to sign a minimum of a ten (10) year lease for Area C with Area A and B leases being adjusted to end on a co-terminus basis.  The Base Rent for this expansion of Area C shall be a 3.0% (per year) escalating rent using $13.00 psf as the starting basis.  As an example, the base rent would be $14.21 psf ($13.00 * 1.03 *1.03 * 1.03) if the commencement date occurred in the fourth year of the ten-year term of Areas A and B.  In addition, Tenant shall provide a tenant improvement allowance in an amount to be determined at the time that the construction budget for Area C is finalized.  The amount funded by Landlord shall be repaid in accordance with paragraph 5 of this Amendment.

8.              In the event that the Tenant does not exercise its option to expand pursuant to item 7 above, it shall be granted a one-time right to terminate its original lease along with the 16,354 square foot expansion area (Area B) on the fifth anniversary of the commencement date for Area B by providing no less than nine (9) months written notice exercising this option.  In the event that the option is exercised, Tenant shall pay to Landlord all unamortized costs.  In the event that this option is not exercised, then Amicus would be obligated for the remainder of the lease term.

9.              At Tenant’s option, Landlord shall provide Tenant with an additional $163,000 to help offset the cost of rooftop HVAC units and new electrical service for Area B, which will be amortized over the ten (10) year initial term, with a corresponding increase in the Base Rent from $10.50 psf to $12.00 psf.

10.       Landlord shall perform all construction activities for the project with Tenant having the ability to obtain “check” bids from construction companies capable of building out such space.

11.       Tenant has selected Cresa NJ-North/Central, LLC as broker of record for this transaction.  In the event that Tenant does not exercise its option to terminate the Lease, as described in paragraph 8 of this Amendment or Tenant exercises its option to expand as described in Paragraph 7 of this Amendment, Landlord is liable under separate agreement to pay Cresa NJ-North/Central, LLC the remainder of its commission.  If at the time Tenant’s right to terminate the Lease pursuant to Paragraph 8 of this Amendment has expired and at that time Tenant has selected a different broker to represent its interests, Landlord still remains liable to Cresa NJ-North/Central and Tenant hereby indemnifies Landlord from any and all claims from any broker other than Cresa NJ-North/Central.

12.       Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

13.       This agreement shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals or caused these presents to be executed by their proper corporate officers and caused their proper corporate seals to be hereunder affixed the day and year first above written.

CEDAR BROOK 3 CORPORATE CENTER, L.P.

By:	/s/ Aaron Drillick

AMICUS THERAPEUTICS, INC.

By:	/s/ William D. Baird III